Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2016 RESULTS
______________________________________________

Plano, Texas, July 27, 2016 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended June 30, 2016.

Notable Items for the Quarter
Explanations of performance are compared to the prior year unless otherwise noted
GAAP Basis

•	Diluted earnings per share was $0.19 compared to $0.43 for the second quarter of 2015

Excluding Special Items (see "Non-GAAP Reconciliation" and related tables below)

•	Diluted earnings per share was $0.41 compared to $0.50 for the second quarter of 2015

•	Consolidated total revenues decreased 8.1 percent to $749.6 million and same store sales decreased 4.9 percent

•	Acceptance Now revenue decreased by 0.5 percent driven by headwinds in oil affected markets and the Company's increased focus on driving profitable sales

•
Core U.S. revenue decreased by 10.6 percent driven by the continued rationalization of our store base and same store sales. Core U.S. same store sales decreased by 6.7 percent driven by the impact and acceleration of the point of sale system rollout, the impact resulting from the ongoing recast of the smartphone category, continued declines in the computer/tablet category, further deterioration in oil affected markets, and merged stores reentering the comp store base

•
The Company's EBITDA as a percent of total revenues was 9.0 percent, down 20 basis points to prior year and operating profit as a percent of total revenues was 6.2 percent, down 50 basis points to prior year

•
For the six months ended June 30, 2016 the Company generated $303.1 million of cash from operations, capital expenditures totaled $28.2 million, and the Company ended the second quarter with $88.2 million of cash and cash equivalents

•	The Company reduced its outstanding debt balance by $20.5 million in the quarter and the Consolidated Leverage Ratio was at 2.37x as of June 30, 2016

•	The Company declared a quarterly dividend of $0.08 per share in the second quarter of 2016, which was paid July 21, 2016

"Although I am pleased with the progress made in several areas of our transformation, I am disappointed in our top line performance. The point of sale implementation negatively impacted Core revenue in the second quarter and reduced our portfolio making it necessary to revise our outlook for the year. However, the benefits of the system will play an important role in helping reinvigorate Core revenue in the future by enabling eCommerce and unlocking new pricing capabilities,” said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc.

Mr. Davis continued, "Despite the challenging top line, we have made good progress on improving gross margins, increasing productivity, Mexico profitability, and reducing our leverage ratio. In addition, the Acceptance Now pipeline is progressing nicely with several national retail partner prospects interested in our model," Mr. Davis concluded.

SAME STORE SALES
(Unaudited)

Table 1	2016				2015
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended June 30,	(6.7)%	(1.5)%	13.0%	(4.9)%	1.4%	31.6%	12.0%	7.5%

Note: Same store sales are reported on a constant currency basis.

Quarterly Operating Performance
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.

ACCEPTANCE NOW second quarter revenues of $199.5 million decreased 0.5 percent driven by headwinds in oil affected markets, and the Company's increased focus on driving profitable sales. Gross profit as a percent of total revenue versus prior year improved 100 basis points driven by completing the lap of 90 day option pricing changes, and the Company's increased focus on driving profitable sales. Labor, as a percent of store revenue, improved versus prior year by 30 basis points. Other store expenses, as a percent of store revenue, were negatively impacted by higher losses.

CORE U.S. second quarter revenues of $530.6 million decreased 10.6 percent year over year primarily due to lower same store sales and the continued rationalization of our store base. In addition, the new point of sale system implementation was completed earlier than expected and resulted in a negative impact on revenue. Gross profit as a percent of total revenue increased 120 basis points and was positively impacted by our pricing and supply chain initiatives, revenue mix, and a reduction in smartphone loss reserves. Labor, as a percent of store revenue, was negatively impacted by sales deleverage, partially offset by improved labor productivity, and lower incentive compensation. Other store expenses, as a percent of store revenue, were negatively impacted by sales deleverage and lower advertising co-op as a result of more efficient use of working capital, partially offset by a lower store count.

MEXICO second quarter revenues decreased 18.5 percent driven by currency fluctuations and store closures. Same store sales were up 13.0 percent. Gross profit as a percent of total revenue versus prior year improved 280 basis points. Operating profit improved by $4.9 million and EBITDA was $1.4 million.

FRANCHISING second quarter revenues increased 22.5 percent and operating profit increased by $0.4 million.

Other

General and administrative expenses decreased by $5.0 million primarily driven by lower incentive compensation.

Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Tables 2 and 3 below, which exclude restructuring charges in 2016 for the closure of certain U.S. Core stores and Acceptance Now locations, and discrete income tax items. Gains or charges related to sales of stores, store closures, and discrete adjustments to tax reserves will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.

Reconciliation of net earnings to net earnings excluding special items (in thousands, except per share data):

Table 2	Three Months Ended		Three Months Ended
	June 30, 2016		June 30, 2015
	Amount	Per Share	Amount	Per Share
Net earnings	$9,946	$0.19	$23,147	$0.43
Special items, net of taxes:
Other charges (1)	12,005	0.22	3,166	0.06
Discrete income tax items	(205)	—	289	0.01
Net earnings excluding special items	$21,746	$0.41	$26,602	$0.50
1) Other charges for the three months ending June 30, 2016 primarily includes restructuring charges, net of tax, related to the closure of U.S. Core and Acceptance Now locations. Restructuring charges are primarily comprised of lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closure.

2016 Outlook
The Company now expects the following for the full year:

•
Core revenue down 8.5% to 11.5% and Core same store sales down 5% to 8% due to the ongoing impact of the lower Core segment portfolio balance at the end of the quarter, which was impacted primarily by the point of sale system rollout, and the continued rationalization of our store base

•	Acceptance Now revenue of $805 to $835 million

•	Consolidated non-GAAP diluted earnings per share of $1.65 to $1.85

Guidance Policy
Rent-A-Center, Inc. provides annual guidance as it relates to diluted earnings per share and will only provide updates if there is a material change versus the original guidance. The Company believes providing diluted earnings per share guidance provides investors the appropriate insight into the Company’s ongoing operating performance. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.
Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Thursday morning, July 28, 2016, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, TX-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, and smartphones, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,600 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,915 Acceptance Now locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 225 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statement
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company's business segments; failure to manage the Company's store labor (including overtime pay) and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; the Company's ability to successfully implement its new store information management system and a new finance/HR enterprise system; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement virtual or e-commerce capabilities; failure to achieve the anticipated profitability enhancements from the changes to the 90 day option pricing program and the development of dedicated commercial sales capabilities; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Maureen Short
Senior Vice President - Finance, Investor Relations and Treasury
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended June 30,
	2016		2016	2015		2015
(In thousands, except per share data)	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$749,619		$749,619	$815,343		$815,343
Operating profit	46,399	(1)	27,550	54,814	(3)	49,701
Net earnings	21,746	(1)(2)	9,946	26,602	(3)(4)	23,147
Diluted earnings per common share	$0.41	(1)(2)	$0.19	$0.50	(3)(4)	$0.43
Adjusted EBITDA	$67,175		$67,175	$75,211		$75,211
Reconciliation to Adjusted EBITDA:
Earnings before income taxes	$34,770	(1)	$15,921	$42,853	(3)	$37,740
Add back:
Other charges	—		18,849	—		5,113
Interest expense, net	11,629		11,629	11,961		11,961
Depreciation, amortization and write-down of intangibles	20,776		20,776	20,397		20,397
Adjusted EBITDA	$67,175		$67,175	$75,211		$75,211
(1) Excludes the effects of approximately $18.8 million of pre-tax restructuring charges primarily related to the closure of 167 Core U.S. stores and 96 Acceptance Now locations. These charges reduced net earnings and net earnings per diluted share for the three months ended June 30, 2016, by approximately $12.0 million and $0.22, respectively.
(2) Excludes the effects of $0.2 million of discrete income tax adjustments with minimal effect to diluted earnings per share.
(3) Excludes the effects of a $2.8 million pre-tax charge related to the closure of 26 stores in Mexico, a $1.7 million pre-tax charge for start-up expenses related to our sourcing and distribution initiative and a $0.6 million pre-tax charge for the loss on the sale of six Core U.S. stores. These charges reduced net earnings and net earnings per diluted share for the three months ended June 30, 2015, by approximately $3.2 million and $0.06, respectively.
(4) Excludes the effect of $0.3 million of discrete income tax adjustments to reserves that reduced earnings per diluted share by $0.01.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 4	June 30,
	2016		2015
(In thousands)			Revised
Cash and Cash Equivalents	$88,170		$70,511
Receivables, net	64,402		63,894
Prepaid Expenses and Other Assets	63,177		60,724
Rental Merchandise, net
On Rent	780,934		906,175
Held for Rent	225,350		272,326
Total Assets	1,756,242		3,097,083

Senior Debt, net	187,864	(5)	399,288	(5)
Senior Notes, net	536,833	(5)	542,706	(5)
Total Liabilities	1,253,731		1,678,376
Stockholders' Equity	502,511		1,418,707
(5) In accordance with a newly adopted accounting standard, debt balances are now presented net of unamortized debt issuance costs and the 2015 amounts have been revised to conform to the current period presentation. Unamortized debt issuance costs related to Senior Debt were $5.1 million and $6.9 million at June 30, 2016 and 2015, respectively. Unamortized debt issuance costs related to Senior Notes were $5.9 million and $7.3 million at June 30, 2016 and 2015, respectively. These unamortized debt issuance costs were previously presented in Prepaid Expenses and Other Assets.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 5	Three Months Ended June 30,
	2016		2015
(In thousands, except per share data)
Revenues
Store
Rentals and fees	$645,710		$704,125
Merchandise sales	76,777		83,286
Installment sales	17,672		18,161
Other	3,280		4,725
Total store revenues	743,439		810,297
Franchise
Merchandise sales	4,023		3,179
Royalty income and fees	2,157		1,867
Total revenues	749,619		815,343
Cost of revenues
Store
Cost of rentals and fees	169,139		185,406
Cost of merchandise sold	70,903		82,363
Cost of installment sales	5,662		6,114
Total cost of store revenues	245,704		273,883
Franchise cost of merchandise sold	3,757		2,931
Total cost of revenues	249,461		276,814
Gross profit	500,158		538,529
Operating expenses
Store expenses
Labor	199,992		212,534
Other store expenses	192,856		205,602
General and administrative expenses	40,135		45,182
Depreciation, amortization and write-down of intangibles	20,776		20,397
Other charges	18,849	(1)	5,113	(3)
Total operating expenses	472,608		488,828
Operating profit	27,550		49,701
Interest expense	11,737		12,143
Interest income	(108)		(182)
Earnings before income taxes	15,921		37,740
Income tax expense	5,975	(2)	14,593	(4)
NET EARNINGS	$9,946		$23,147
Basic weighted average shares	53,092		53,039
Basic earnings per common share	$0.19		$0.44
Diluted weighted average shares	53,381		53,361
Diluted earnings per common share	$0.19		$0.43

(1) Includes approximately $18.8 million of pre-tax restructuring charges related to the closure of 167 Core U.S. stores and 96 Acceptance Now locations.
(2) Includes $0.2 million of discrete income tax adjustments.
(3) Includes a $2.8 million charge related to the closure of 26 stores in Mexico, a $1.7 million charge for start-up expenses related to our sourcing and distribution initiative and a $0.6 million charge for the loss on the sale of six Core U.S. stores.
(4) Includes $0.3 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 6	Three Months Ended June 30,
	2016	2015
Revenues
Core U.S.	$530,612	$593,496
Acceptance Now	199,516	200,464
Mexico	13,311	16,337
Franchising	6,180	5,046
Total revenues	$749,619	$815,343

Table 7	Three Months Ended June 30,
	2016	2015
Gross profit
Core U.S.	$383,129	$421,610
Acceptance Now	105,352	103,896
Mexico	9,254	10,908
Franchising	2,423	2,115
Total gross profit	$500,158	$538,529

Table 8	Three Months Ended June 30,
	2016		2015
Operating profit (loss)
Core U.S.	$38,715	(1)	$66,698	(2)
Acceptance Now	27,547		31,696
Mexico	572		(7,179)	(3)
Franchising	1,425		991
Total segment operating profit	68,259		92,206
Corporate	(40,709)		(42,505)
Total operating profit	$27,550		$49,701
(1) Includes approximately $18.8 million of restructuring charges related to the closure of 167 Core U.S stores and 96 Acceptance Now locations.
(2) Includes a $1.7 million charge for start-up expenses related to our sourcing and distribution initiative and a $0.6 million charge for the loss on the sale of six Core U.S. stores.
(3) Includes a $2.8 million charge related to the closure of 26 stores in Mexico.

Table 9	Three Months Ended June 30,
	2016	2015
Depreciation, amortization and write-down of intangibles
Core U.S.	$10,563	$13,084
Acceptance Now	828	799
Mexico	864	1,412
Franchising	44	46
Total segments	12,299	15,341
Corporate	8,477	5,056
Total depreciation, amortization and write-down of intangibles	$20,776	$20,397

Table 10	Three Months Ended June 30,
	2016	2015
Capital expenditures
Core U.S.	$3,456	$5,435
Acceptance Now	305	545
Mexico	76	10
Total segments	3,837	5,990
Corporate	9,906	22,634
Total capital expenditures	$13,743	$28,624

Table 11	On Rent at June 30,		Held for Rent at June 30,
	2016	2015	2016	2015
Rental merchandise, net
Core U.S.	$442,103	$546,753	$211,011	$255,564
Acceptance Now	323,618	343,330	5,915	5,852
Mexico	15,213	16,092	8,424	10,910
Total rental merchandise, net	$780,934	$906,175	$225,350	$272,326

Table 12	June 30,
	2016	2015
Assets
Core U.S.	$1,031,773	$2,477,554
Acceptance Now	400,161	419,863
Mexico	35,399	46,701
Franchising	2,619	2,294
Total segments	1,469,952	2,946,412
Corporate	286,290	150,671
Total assets	$1,756,242	$3,097,083

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 13	Three Months Ended June 30, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,662	1,436	526	129	227	4,980
New location openings	—	50	42	—	1	93
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	(4)	4	—	—	—
Closed locations
Merged with existing locations	(174)	(108)	—	—	—	(282)
Sold or closed with no surviving location	(10)	—	(27)	—	—	(37)
Locations at end of period	2,478	1,374	545	129	228	4,754
Acquired locations closed and accounts merged with existing locations	1	—	—	—	—	1

Table 14	Three Months Ended June 30, 2015
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,820	1,432	1	169	184	4,606
New location openings	—	48	10	—	3	61
Acquired locations remaining open	1	—	—	—	—	1
Conversions	—	(1)	1	—	—	—
Closed locations
Merged with existing locations	(9)	(20)	—	(26)	—	(55)
Sold or closed with no surviving location	(9)	—	—	—	—	(9)
Locations at end of period	2,803	1,459	12	143	187	4,604
Acquired locations closed and accounts merged with existing locations	6	—	—	—	—	6